UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2008

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of November 2008 issued on December 4, 2008 appears below.

December 4, 2008

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

In Your In-Box

You should have received your official ballot for the 2008 Federal Home Loan Bank of New York Independent Director Election. This is the first year that our members’ votes will determine the independent directors; previously, these directors were selected by the FHLBNY’s regulator.

In this election, three independent director seats whose terms begin on January 1, 2009 need to be filled. The Board has nominated two incumbent independent directors, Ms. C. Cathleen Raffaeli and Rev. Edwin Reed, and has also nominated Dr. DeForest Soaries, Jr., who has previously served on the Board. The Board believes that these three individuals are highly qualified to represent the interests of the members and of the FHLBNY, and strongly urges each member to elect these individuals to the board as independent directors. Your ballot has specific information regarding the experience of each nominee.

Please note that your ballot must be received by the FHLBNY by no later than 5:00 p.m. on Friday, December 26, 2008. Ballots received after the deadline will not be considered; therefore, please allow ample time for delivery. An FHLBNY-addressed envelope and delivery instructions were included with your ballot.

As stated earlier, this is the first time that our members will choose our independent directors. We look forward to your input and thank you, our members, for your participation in this historic vote.

At the Bank

Average Advance Demand Remains over $100 Billion

Average advances in October 2008 were $103.6 billion. This is up $28.3 billion from October 2007 and up $8.4 billion from the previous month. This growth reflects the significant role the Home Loan Bank has played in response to the ongoing financial crisis by providing vital funding to 246 local member lenders. In fact, during this crisis, the Federal Home Loan Bank System has been the largest provider of liquidity to U.S. depository institutions. Our advances enable member lenders to provide much needed credit within their local communities, thus enabling hard-working Americans to own homes, support businesses, and hold jobs.

Some of the recently implemented government initiatives responding to the ongoing financial markets crisis have had unfortunate consequences for Home Loan Bank debt by making it more difficult for the Home Loan Banks to issue longer-term debt. In turn, this has restricted the availability of longer-term advances to community banks, potentially limiting future community bank lending or creating asset-liability matching problems for the FHLBanks and our members. But I am delighted to report that on November 25, the Board of Governors of the Federal Reserve System announced it has initiated a program to purchase the direct obligations of housing-related government-sponsored enterprises (GSEs) -- Fannie Mae, Freddie Mac, and the Federal Home Loan Banks. This action is intended to reduce the cost and increase the availability of credit for the purchase of houses, which in turn should support housing markets and foster improved conditions in the overall financial markets. This is a good step to help "unfreeze" the markets and one that will no doubt be welcomed by community banks across the country.

Your Home Loan Bank team wishes to thank you, our members, for using our products and services. In doing so, you are able to help expand the availability of mortgage credit, compete more effectively in your markets, and promote strong communities.

Regulatory Action: Red Alert

I would like to thank the member community lenders who weighed in on the risk-based capital weightings on GSE Securities proposed by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve. The comment period for this proposal closed on November 26.

Hopefully, these agencies will take into account your comments as well as those of FHFA Director James B. Lockhart III, who noted in his comment letter that "any differential between the risks weights assigned claims on or guaranteed by Fannie Mae and Freddie Mac, and the FHLBanks, will put further funding pressure on the FHLBanks and may create a distorted market view of the soundness of, and government support for, the various GSEs."

There is also another major proposal that was published in the Federal Register on October 16. This proposal would increase the premiums for insurance depositories and introduce a risk-based element to insurance pricing. The FDIC also announced a new set of surcharges for depository institutions that have secured liabilities in amounts greater than 15% of their consumer deposits.

Secured liabilities include Home Loan Bank advances, repurchase agreements, and Fed Funds purchased.

It is truly ironic that at the very time the Federal government is spending billions to bail out failing institutions, the FDIC has come up with a proposal to increase fees on community banks that are on Main Street. We believe our advances are a vital and stable source of liquidity for member banks and that the treatment of advances in the proposed assessment would increase the overall cost of advances, thereby harming the profitability and the safety and soundness of member banks.

It is vital that community lenders weigh in on this matter and make sure the FDIC understands your view with respect to this most important of issues. Your voice counts. If you have not already commented, enclosed is a draft of a letter that you might want to consider sending to the FDIC. A copy of this letter can also be found on our web site at www.fhlbny.com. Please note that all comments are due to the FDIC on this matter by the close of business on December 17, 2008. Comments should be sent to Mr. Robert E. Feldman, Executive Secretary, Federal Deposit Insurance Corporation, 550 Seventeenth Street, N.W., Washington, D.C. 20429. Another option is to e-mail your comments to: Comments@FDIC.gov. If you do this, include the "RIN" number (RIN 3064-AD35) in the subject line of your e-mail message.

In Washington

Many new people will be filling important positions in Washington as the Obama Administration and the 111th Congress grapple with the economic problems that face our nation. Most of these new folks will probably not be familiar with the important link between the Home Loan Banks and community lenders. Some people may inadvertently confuse our government-sponsored enterprise, which is working successfully, with Fannie Mae and Freddie Mac, which are not. We are all going to need to be involved in an effort to tell our story to elected and appointed officials who will be making decisions about our charters and regulatory structures. In this regard, please be ready and willing to pick up your pen or the phone in the future when we need your help.

If you have any questions or would like to discuss these issues further, please feel free to contact me at 212-441-6801. We appreciate your membership and look forward to partnering with you in the coming years.

Sincerely,

Alfred A. DelliBovi
President

Enclosure

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 FHLBNY President’s Report attachment, "Notice of Proposed Rulemaking - Deposit Insurance Assessments".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

December 4, 2008	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	FHLBNY President’s Report attachment, "Notice of Proposed Rulemaking - Deposit Insurance Assessments".